Exhibit 99.4

LETTER TO BROKERS, DEALERS

COMMERCIAL BANKS, TRUST COMPANIES

AND OTHER NOMINEES

Offer by

SSF HOLDINGS, INC.,

a direct wholly owned subsidiary of

The J. M. Smucker Company

to Exchange Each Outstanding Share of Class A Common Stock of

HOSTESS BRANDS, INC.

for

$30.00 in cash and 0.03002 common shares of The J. M. Smucker Company

(upon the terms and subject to the conditions described in the prospectus/offer to exchange and the letter of transmittal)

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, AT THE END OF NOVEMBER 6, 2023, UNLESS EXTENDED OR TERMINATED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

October 10, 2023

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by SSF Holdings, Inc. (the “Offeror”), a Delaware corporation and a direct wholly owned subsidiary of The J. M. Smucker Company, an Ohio corporation (“Smucker”), which is offering, upon the terms and subject to the conditions set forth in the enclosed prospectus/offer to exchange and related letter of transmittal, to exchange for each outstanding share of Class A common stock of Hostess Brands, Inc., a Delaware corporation (“Hostess Brands”), par value $0.0001 per share (the “Hostess Brands common stock”), $30.00 in cash and 0.03002 common shares of Smucker, no par value $0.001 per share (the “Smucker common shares”), together with cash in lieu of any fractional Smucker common shares, in each case without interest and less any applicable withholding taxes (such offer, on the terms and subject to the conditions and procedures described in the prospectus/offer to exchange and the letter of transmittal, together with any amendments or supplements thereto, the “Offer”).

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, AT THE END OF NOVEMBER 6, 2023, UNLESS THE OFFER IS EXTENDED OR TERMINATED.

For your information and for forwarding to your clients for whose accounts you hold shares of Hostess Brands common stock registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	the prospectus/offer to exchange;

2.	the related letter of transmittal for your use in accepting the Offer and tendering shares of Hostess Brands common stock and for the information of your clients; and

3.

a printed form of letter which may be sent to your clients for whose accounts you hold shares of Hostess Brands common stock registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

Neither Smucker nor the Offeror will pay any commissions or fees to any broker, dealer or other person, other than to us, as the information agent, Computershare Trust Company, N.A., as the exchange agent, and other persons as may be described in the section of the prospectus/offer to exchange titled “The Offer—Fees and Commissions,” for soliciting tenders of shares of Hostess Brands common stock pursuant to the Offer. Upon request, Smucker will reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned as the information agent at the addresses and telephone numbers set forth in the prospectus/offer to exchange.

Very truly yours,

D.F. King & Co., Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF SMUCKER, THE OFFEROR, HOSTESS BRANDS, THE INFORMATION AGENT OR THE EXCHANGE AGENT OR ANY AFFILIATE OR ASSOCIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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